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Exhibit 10.62

STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT, dated as of October 20, 2003 between Travel Transaction Processing Corporation, a Delaware corporation ("Holding"), and Ninan Chacko (the "Employee"), pursuant to the Travel Transaction Processing Corporation Stock Incentive Plan, as in effect and as amended from time to time (the "Plan"). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

        WHEREAS, Holding desires to grant options to purchase shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), to certain key employees of Holding and its Subsidiaries;

        WHEREAS, Holding has adopted the Plan in order to effect such grants; and

        WHEREAS, the Employee is a key employee as contemplated by the Plan, and the Committee has determined that it is in the interest of Holding to grant these options to the Employee.

        NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

        1.     Confirmation of Grant.

          (a)   Confirmation of Grant. Holding hereby evidences and confirms the grant to the Employee, effective as of the date hereof (the "Grant Date"), of:

            (i)    options to purchase from Holding 125,000 shares of Common Stock at the exercise price specified in Section 2(a) (the "Series 1 Options"); and

            (ii)   options to purchase from Holding 125,000 shares of Common Stock at the exercise price specified in Section 2(b) (the "Series 2 Options" and, together with the Series 1 Options, the "Options").

          (b)   Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Employee acknowledges that he has been provided a copy of the Plan and has had the opportunity to review such Plan.

          (c)   Character of Options. The Options granted hereunder are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        2.     Option Price.

          (a)   Series 1 Options. Subject to adjustment as provided in Section 9, the Series 1 Options shall have an exercise price per share of Common Stock that shall decline through the fifth anniversary of the closing of the Partnership Interest Purchase Agreement (the "Closing") as set forth on Schedule A (the "Series 1 Option Price"), provided that if all of the Company's Series A Cumulative Compounding Preferred Stock, par value $.01, (the "Preferred Stock") is redeemed or repurchased, or is exchanged for Common Stock, then the Series 1 Option Price in effect at such time shall remain in effect thereafter notwithstanding any reduction provided for on Schedule A.

          (b)   Series 2 Options. Subject to adjustment as provided in Section 9, the Series 2 Options shall have an exercise price per share of Common Stock that shall decline through the fifth anniversary of the Closing as set forth on Schedule A (the "Series 2 Option Price"), provided that if all of the Preferred Stock is redeemed or repurchased, or is exchanged for Common Stock, then the Series 2 Option Price in effect at such time shall remain in effect thereafter notwithstanding any reduction provided for on Schedule A.

        3.     Exercisability.

          (a)   Vesting Provisions. The Options shall become exercisable in five equal installments on each of the first five anniversaries of the Grant Date, subject to the Employee's continuous employment with Holding or any Subsidiary from the Grant Date to such anniversary.

          (b)   Change in Control. Notwithstanding Section 3(a), all outstanding Options shall vest immediately prior to a Change in Control.

          (c)   Normal Expiration Date. Unless the Options earlier terminate in accordance with Section 5, the Options shall terminate on the tenth anniversary of the Grant Date (the "Normal Expiration Date"). Once Options have become exercisable pursuant to this Section 3, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

        4.     Method of Exercise and Payment.

        All or part of the exercisable Options may be exercised by the Employee upon (a) the Employee's written notice to Holding of exercise, (b) the Employee's payment of the Series 1 Option Price or the Series 2 Option Price, as applicable, in full at the time of exercise (i) in cash or cash equivalents, (ii) in unencumbered shares owned by the Employee for at least six (6) months (or such longer period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to the Series 1 Option Price or the Series 2 Option Price, as applicable, (iii) in a combination of cash and Common Stock or (iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine, (c) the Employee's execution of a stock subscription agreement which shall be in substantially the form of the Stock Subscription Agreement attached to the Plan as Exhibit B, and (d) the Employee's execution of the Stockholders Agreement and Registration Rights Agreement (if the Employee is not then a party to such agreements) in order to become a party to such agreements with respect to the shares of Common Stock issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and receipt of evidence that the Employee is a party to the Stockholders Agreement and Registration Rights Agreement in accordance with this Section 4, but subject to Section 6 below, Holding shall deliver to the Employee a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Employee, provided that, if Holding, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 4 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

        The Stock Subscription Agreement shall contain provisions providing that, upon any termination of the Employee's employment with Holding or any Subsidiary prior to a Public Offering, Holding and then CVC and OTPP and their respective affiliates shall have the right, in accordance with the procedures described in Section 8.7 of the Plan, to purchase all or any of the shares of Common Stock acquired by the Employee upon exercise of any of the Options (whether acquired before or after such termination) for a cash payment equal to the Fair Market Value of the shares of Common Stock on the date of repurchase, provided that if the Participant's employment is terminated for Cause, then the cash payment shall be equal to the lower of the Fair Market Value and the purchase price of the shares of Common Stock so purchased.

        5.     Termination of Employment.

          (a)   Termination of Employment Due to Death. Unless otherwise determined by the Committee, if the Employee's employment with Holding or any Subsidiary terminates by reason of the Employee's death, then all Options held by the Employee that are exercisable as of the date of such termination may be exercised by the Employee's beneficiary as designated in accordance with

  Section 8, or if no such beneficiary is named, by the Employee's estate, at any time prior to six months following the Employee's termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Upon the Employee's termination on account of death, any Options that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

          (b)   Termination for Cause. Unless otherwise determined by the Committee, if the Employee's employment with Holding or any Subsidiary is terminated for Cause, all Options held by the Employee, whether or not then exercisable, shall terminate and be canceled immediately upon such termination of employment.

          (c)   Other Termination of Employment. Unless otherwise determined by the Committee, if the Employee's employment with Holding or any Subsidiary terminates for any reason other than (i) due to death or (ii) for Cause, then any Options held by the Employee which are exercisable at the date of the Employee's termination of employment shall be exercisable at any time up until the 90th day following the Employee's termination of employment (or, in the event that the Employee dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Employee's death) or the Normal Expiration Date of the Options, whichever period is shorter, but any Options held by the Employee that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

          (d)   Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

        6.     Tax Withholding.

        Whenever Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, Holding or its Subsidiary shall have the power to withhold, or require the Employee to remit to Holding or such Subsidiary, an amount sufficient to satisfy federal, state, and local withholding tax requirements relating to such transaction, and Holding or such Subsidiary may defer payment of cash or issuance of Common Stock until such requirements are satisfied.

        7.     Nontransferability of Awards.

        Unless the Committee shall permit (on such terms and conditions as it shall establish) Options to be transferred, no Options may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following the Employee's death, all rights with respect to Options that were exercisable at the time of the Employee's death and have not terminated shall be exercised by his designated beneficiary, his estate or such transferee as permitted by the Committee.

        8.     Beneficiary Designation.

        The Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Employee, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Employee in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Employee, Section 11.2 of the Plan shall determine who may exercise the Employee's rights under the Plan.

        9.     Adjustment in Capitalization.

        The aggregate number of shares of Common Stock available under the Plan and subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any dividend payable in stock, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, or any other similar event affecting the Common Stock. All determinations and calculations required under this Section 9 shall be made in the sole discretion of the Committee.

        10.   Requirements of Law.

        The issuance of shares of Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Such issuance may be delayed, if necessary, to comply with applicable laws, including the U.S. federal securities laws and any applicable state or foreign securities laws, and no shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law.

        11.   No Guarantee of Employment.

        Nothing in this Agreement shall interfere with or limit in any way the right of Holding or its Subsidiary to terminate the Employee's employment at any time, or confer upon the Employee any right to continue in the employ of Holding or its Subsidiary.

        12.   No Rights as Stockholder.

        Except as otherwise required by law, the Employee shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options hereby is expressly conditioned on the Employee executing a stock subscription agreement which shall be in substantially the form of Stock Subscription Agreement attached to the Plan as Exhibit B.

        13.   Interpretation; Construction.

        Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

        14.   Amendments.

        The Committee shall have the right, in its sole discretion, to alter or amend this Agreement, from time to time, as provided in the Plan in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect the Employee's rights under this Agreement without the Employee's consent. Subject to the preceding sentence, any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on the Employee without requirement for the Employee's consent or other action. Holding shall give written notice to the Employee of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This agreement may also be amended by a written agreement executed by both Holding and the Employee.

        15.   Miscellaneous.

          (a)   Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to Holding, or the Employee, as the case may be, at the following addresses or to such other address as Holding or the Employee, as the case may be, shall specify by notice to the others:

            (i)    if to Holding, to it at:

      300 Galleria Parkway, N.W.
      Atlanta, Georgia 30339
      Attn: General Counsel

            (ii)   if to the Employee, to the Employee at the address as reflected in Holding's books and records.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof. Copies of any notice or other communication given under this Agreement shall also be given to:

    Citigroup Venture Capital Equity
    Partners, L.P.
    399 Park Avenue, 14th Floor
    New York, New York 10022
    Fax: (212) 888-2940
    Attention: Joseph Silvestri

    Ontario Teachers' Pension Plan Board
    5650 Yonge Street
    Toronto, Ontario M2M 4H5
    Fax: (416) 730-5082
    Attention: Shael Dolman

    Dechert LLP
    4000 Bell Atlantic Tower
    1717 Arch Street
    Philadelphia, Pennsylvania 19103
    Fax: (215) 994-2222
    Attention: Geraldine A. Sinatra

    Debevoise & Plimpton
    919 Third Avenue
    New York, New York 10022
    Fax: (212) 909-6836
    Attention: Margaret A. Davenport

          (b)   Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

          (c)   Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii)

  waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          (d)   Entire Agreement. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

          (e)   Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE CORPORATE LAW OF THE STATE OF DELAWARE SPECIFICALLY AND MANDATORILY APPLIES.

          (f)    Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (g)   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        IN WITNESS WHEREOF, Holding and the Employee have duly executed this Agreement as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION
By:	/s/ DOUGLAS L. ABRAMSON Print Name: Douglas L. Abramson Title: Senior Vice President—Human Resources, General Counsel and Secretary
EMPLOYEE
/s/ NINAN CHACKO Ninan Chacko

SCHEDULE A

SERIES 1 OPTIONS
Time of Exercise	Exercise Price per Share
From Closing to 6 months after Closing	$2.11
From 6 months after Closing to 12 months after Closing	$1.95
From 12 months after Closing to 18 months after Closing	$1.78
From 18 months after Closing to 24 months after Closing	$1.59
From 24 months after Closing to 30 months after Closing	$1.40
From 30 months after Closing to 36 months after Closing	$1.20
From 36 months after Closing to 42 months after Closing	$0.99
From 42 months after Closing to 48 months after Closing	$0.77
From 48 months after Closing to 54 months after Closing	$0.54
From 54 months after Closing to Normal Expiration Date	$0.32

SERIES 2 OPTIONS

Time of Exercise	Exercise Price per Share
From Closing to 6 months after Closing	$7.30
From 6 months after Closing to 12 months after Closing	$7.14
From 12 months after Closing to 18 months after Closing	$6.97
From 18 months after Closing to 24 months after Closing	$6.80
From 24 months after Closing to 30 months after Closing	$6.61
From 30 months after Closing to 36 months after Closing	$6.42
From 36 months after Closing to 42 months after Closing	$6.21
From 42 months after Closing to 48 months after Closing	$6.00
From 48 months after Closing to 54 months after Closing	$5.77
From 54 months after Closing to 60 months after Closing	$5.54
From 60 months after Closing to Normal Expiration Date	$5.29

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  Exhibit 10.62
STOCK OPTION AGREEMENT
  SCHEDULE A